Exhibit 99.1

Li3 Energy signs letter of intent to acquire Next Lithium Corp.

•	Press release

Published 11/25/2009
Return To Article

WALNUT CREEK, Calif., Nov. 25 /PRNewswire-FirstCall/ -- Li3 Energy, Inc. ("Li3" or the "Company") (OTC Bulletin Board: LIEG) is pleased to announce that it has signed a letter of intent to acquire Next Lithium Corp. ("Next Lithium").

Next Lithium has options to acquire 100% interests in the BSV Placer, CSV Placer, LM Placer and MW Placer Mineral Claims, comprising approximately 75,000 acres in total of lithium brine mineral properties located in Big Smokey Valley near Tonopah, Nevada.

These claims lie within a few miles of Rockwood Holdings' Silver Peak Mine, the only producing lithium mine in the United States of America. The claims include historic lithium exploration wells from work programs conducted by the United States Geological Survey, with grades up to 300 ppm.

The transaction is subject to legal and financial due diligence by Li3, which is expected to be finalized within the next 90 days. The parties have agreed to use their best efforts to sign a formal agreement within 90 days. The letter of intent contains, and the formal agreement will contain, customary exclusivity provisions and other conditions to closing.

Luis Saenz, CEO of Li3, commented on the announcement, "We are extremely excited about this critical mass brine property package in Nevada. Our initial and continuing focus is Latin America, but this was an opportunity that we could not ignore in our efforts to become a major global lithium player. The property has reported existing lithium anomalies by assay, and potentially could be the next lithium mine coming on stream to support the clean energy and green energy initiatives being implemented globally. It is notable that this package represents the largest lithium brine land position surrounding the Silver Peak Mine, the only producing lithium mine in the US. We expect to start confirmatory drilling as soon as practical after our due diligence concludes. Additionally we are in negotiations on properties in Chile and Argentina, which we hope to announce soon."

About Li3 Energy, Inc.
Li3 Energy, Inc. is an early stage company currently pursuing a business strategy in the lithium mining sector, seeking to acquire significant lithium brine deposits for the purpose of immediate development and production in order to meet growing market demand.